Exhibit 99.2

P.O. Box 4323
Houston, TX 77210
(713) 381-6500
ENTERPRISE PRODUCTS AND DUNCAN ENERGY COMPLETE MERGER
     Houston, Texas (Wednesday, September 7, 2011) — Enterprise Products Partners L.P. (NYSE: EPD) (“EPD”) and Duncan Energy Partners L.P. (NYSE: DEP) (“DEP”) have announced that the merger of DEP with a subsidiary of EPD was completed today.
     Under the terms of the merger agreement, DEP unitholders are entitled to receive 1.01 EPD common units for each DEP common unit owned at the effective time of the merger. Cash will be paid to DEP unitholders in accordance with the merger agreement in lieu of any fractional units they otherwise would have been entitled to receive. Based on the cash distributions paid in August 2011 by DEP and EPD, this will result in a 33 percent increase in cash distributions for the unitholders of DEP. The merger also results in DEP unitholders having ownership in a much larger and more diverse partnership as EPD had approximately $33 billion of consolidated total assets on June 30, 2011.
     “Duncan Energy Partners is pleased to complete this merger,” stated W. Randall Fowler, president and chief executive officer of DEP. “Our voting unitholders overwhelmingly supported the merger with over 99.9 percent of the votes cast voting in favor of the merger.”
     “The completion of this merger is a major event in the history of Enterprise Products Partners,” said Michael A. Creel, president and chief executive officer of the general partner of EPD. “In addition to being immediately accretive in terms of distributable cash flow per unit, this merger is the last step in simplifying EPD’s commercial and organizational structure. The combination of Enterprise’s efficient partnership structure, a lower cost of capital as a result of eliminating our general partner incentive distribution rights and our large integrated system of midstream assets provides us with an excellent foundation to continue to grow our partnership and the value of our partnership units.”
     With the completion of the merger, DEP has merged into a wholly owned subsidiary of EPD. DEP’s common units, which had been trading on the NYSE under the ticker symbol DEP, will be delisted and no longer publicly traded as of the opening of the stock market on September 8, 2011. EPD’s common units will continue to be traded on the New York Stock Exchange under the ticker symbol “EPD”.
     Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. EPD’s assets include approximately 50,200 miles of onshore and offshore pipelines; approximately 192 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. For additional information, please visit www.enterpriseproducts.com.
     This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that EPD expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by EPD. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, EPD does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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